Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-274093

PROSPECTUS

COSMOS HEALTH INC.

4,874,126 Shares

of Common Stock

This prospectus relates to the sale (the “Offering”) by Armistice Capital Master Fund, Ltd. (the “Selling Shareholder”) of up to 4,874,126 shares of Common Stock, $0.001 par value, of Cosmos Health Inc. (the “Company,” “Cosmos” or “we”) issuable upon exercise of warrants to purchase shares of Common Stock, sold to the Selling Shareholder pursuant to a Warrant Exchange Agreement dated December 28, 2023, between the Company and the Selling Shareholder, which we refer to herein as the “Exchange Agreement.”

The Selling Shareholder held warrants to purchase shares of common stock, of which, 1,915,323 were issued on July 21, 2023, and 521,740 were issued on December 21, 2022 (collectively, the “Existing Warrants”). Pursuant to the Exchange Agreement, it received new warrants (the “New Warrants”) to purchase up to an aggregate 4,874,126 shares of Common Stock, par value $0.001 per share (the “New Warrant Shares”), equal to 200% of the 1,915,323 Warrant Shares and 521,740 Warrant Shares issuable pursuant to the exercise of the Existing Warrants, in consideration for exercising for cash any and all such Existing Warrants. See “Selling Shareholder.”

The New Warrants are fully exercisable at $1.45 per share for a five-year period commencing from the date the Company obtains shareholder approval for the exercise of the New Warrants.

The Selling Shareholder may sell the New Warrant Shares from time to time in the open market, on the Nasdaq Capital Market, in privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or a combination of those methods. See also “Plan of Distribution” on page 14 for more information.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of New Warrant Shares by the Selling Shareholder. However, we may receive gross proceeds of up to $7,067,483 from the issuance of New Warrant Shares upon exercise of the New Warrants in full for cash at $1.45 per share.

Our common stock is listed for trading on the Nasdaq Stock Market (“Nasdaq”) under the symbol “COSM.” On February 7, 2024, the last trading day prior to the date of this prospectus, the closing price of the common stock on NASDAQ was $0.81.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 7 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2024.

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ADDITIONAL INFORMATION

You should rely only on this prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein, and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this Offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this Offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this Offering in their entirety before making an investment decision.

We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus and the offering of the Shares in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Shares and the distribution of this prospectus outside of the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of affairs.

You should not consider any information in this prospectus or the accompanying Registration Statement to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the Offered Shares offered by this prospectus. If the description of the Offering varies between this prospectus and the accompanying Registration Statement, you should rely on the information contained in this prospectus.

Unless otherwise indicated in this prospectus or the context otherwise required, all references to “we,” “us,” “our,” “the Company” and “Cosmos Health Inc.” refer to Cosmos Health Inc. and its subsidiaries.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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CAUTIONARY STATEMENT REGARD FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown to us that could cause actual results and developments to differ materially from those expressed or implied in such statements, including the risks described under “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2022 and as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “would,” “could,” “predicts,” “future” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless required by law to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

This prospectus is part of the Registration Statement on Form S-3 we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, and does not contain all the information set forth in the Registration Statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (unless otherwise noted, the SEC file number for each of the documents listed below is 000-54436):

1.	Cosmos Health’s Registration Statement on Form S-3 (No. 333-274093) as filed with the SEC on August 18, 2023;

2.	Cosmos Health’s Annual Report on Form 10-K filed with the SEC on April 12, 2023;

3.

Cosmos Health’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 16, 2023, August 15, 2023 and November 20, 2023, respectively;

4.

Cosmos Health’s Current Reports on Form 8-K filed with the SEC on January 12, 2023, January 17, 2023, February 7, 2023, March 6, 2023, April 18, 2023, May 11, 2023, May 31, 2023, July 6, 2023, July 25, 2023, August 7, 2023, August 15, 2023, September 14, 2023, September 22, 2023, October 3, 2023, October 10, 2023, November 22, 2023, November 28, 2023, December 29, 2023 and January 22, 2024, respectively; and

5.	Cosmos Health’s Registration Statement on Form S-3 (No. 333-267550) as last amended and filed with the SEC on December 1, 2022.

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We also incorporate by reference into this prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

Cosmos Health Inc.

 5 Agiou Georgiou, Pilea

Thessaloniki, Greece 55438

 Attention: Corporate Secretary

Telephone: (312) 536-3102

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus.

In this prospectus, unless otherwise noted, the terms “the Company,” “Cosmos,” “we,” “us,” and “our” refer to Cosmos Health Inc.

Overview

Cosmos Health Inc., incorporated in 2009 in Chicago, Illinois and headquartered in Thessaloniki, Greece is a diversified, vertically integrated global healthcare group. The Company owns a portfolio or proprietary pharmaceutical and nutraceutical brands, including Sky Premium Life®, Mediterranation®, bio-bebe® and C-Sept®. Through its subsidiary, Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency, it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union.  Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including braded generics and over-the-counter ("OTC") medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK.  Furthermore, the Company has established research & development ("R&D") partnerships targeting major health disorders such as obesity, diabetes and cancer, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc. based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK.

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The Company uses a differentiated operating model based on a lean, nimble and decentralized structure, with an emphasis on acquisitions of established companies and our ability to maintain better pharmaceutical assets than others. This operating model and the execution of our corporate strategy are designed to enable the Company to achieve sustainable growth and create added value for our shareholders. In particular, we look to enhance our pharmaceutical and OTC product lines by acquiring or licensing rights to additional products and regularly evaluate selective company acquisition opportunities. The Company, through its subsidiaries, is operating within the pharmaceutical industry and in order to compete successfully in the healthcare industry, must demonstrate that its products offer medical benefits as well as cost advantages. Currently, most of the products that the Company is trading, compete with other products already in the market in the same therapeutic category, and are subject to potential competition from new products that competitors may introduce in the future.

We continue to rapidly expand our distribution network worldwide and open new markets for our proprietary line of branded pharmaceuticals, nutraceuticals, and nutraceuticals through our distribution channels and e-commerce marketplace. We use our extensive network with direct access to Europe’s primary sales channels for pharmaceuticals and nutraceuticals, which includes over 160 pharmaceutical wholesale distributors in Europe’s largest markets, over 40,000 pharmacies in Europe and 1,500 pharmacies in Greece. We achieve stable supply of pharmaceuticals from DocPharma, a related party, which enhances our ability to scale our expansion. Additionally, following the successful completion of the acquisition of Cana on June 30, 2023, the Company expects to also utilize Cana’s facilities for the production of both pharmaceutical and nutraceutical products. We receive full priority in the production of nutraceuticals and volumes. Our full production in Greece ensures a decisive production-cost advantage while we secure additional discounts by leveraging our purchasing scale.

Our focus on investing in technology enhances yield cost savings and economies of scale. The safety, distribution and warehousing efficiency and reliability is a result of 0% error selection rate and acceleration order fulfillment due to our Robotic systems and integrated automations (“ROWA” robotics).

Revenue sources

The Company operates in the nutraceuticals industry, the distribution of pharmaceuticals and in healthcare distribution.

Pharmaceuticals

We are engaged in the promotion, distribution and sale of licensed branded generics and OTC products throughout Europe by our subsidiaries in Greece and UK. Our capital efficient business model is based on infrastructure, efficiency and scale. We believe that there is a significant growth on opportunities through product additions and geographic expansion.

Healthcare Distribution

We conduct direct distribution and sales of pharmaceuticals, medical devices, branded generics and OTC products. Our automated and GDP licensed distribution facilities ensure all medications reach their destination daily on an efficient and secure way. Our network exceeds over 1,500 pharmacies in Greece. We have created an upgraded and high-end distribution center in Greece due to our “ROWA” robotics.

Nutraceutical

We have created and developed our own proprietary branded nutraceutical products, named “Sky Premium Life®” which was launched in 2018 and “Mediterranation®” which was launched in 2022. Utilizing unique formulations, and specialized extraction processes which follow strict pharmaceutical standards, our proprietary lines of nutraceuticals aim for excellence. We have a full portfolio of fast-moving and specialty formulas with more than 80 product codes including vitamins, minerals and other herbal extracts. Our nutraceutical products are manufactured exclusively by Doc Pharma, a related party of the Company. Our nutraceutical products have penetrated several markets within 2022 and 2023 through digital channels such as Amazon and Tmall. We focus on nutraceutical products because we foresee it as a market with high grow opportunities due to its large market size and margin contribution as the demand for nutraceutical products is increasing globally.

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Regulations and Licenses

Our subsidiary, Decahedron, was granted the license for the wholesale of medicinal products for human use in February 2021 pursuant to regulation 18 of The Human Medicines Regulations 2012 (SI 2012/1916). It fulfills the guidelines of the Wholesale Distribution Authorisation (Human). Finally, our subsidiary, Cosmofarm S.A., was granted the license for the wholesale of pharmaceutical products for human use on February 2019 pursuant to the EU directive of (2013/C 343/01). It fulfils the Guidelines of the Good Distribution Practices of medical products for human use. All licenses were granted based on inspections and are valid unless current inspections occur which will revise their status.

Risks

Supply chain disruptions which have caused greater lead-times and significant increased shipping costs are a growing concern for the European pharmaceutical industry as it increasingly looks to cut costs by relying on ‘emerging markets’, where standards can be lower in terms of compliance, ethics and health and safety.

Hikes in the price of medicine and their impact on the sustainability of the healthcare systems are garnering more and more attention. European regulators are willing to play their part in safeguarding continued access to safe and effective medicines. Regulators can speed up the approval of branded pharmaceuticals and biosimilars to boost competition and drive down prices.

Cuts in healthcare spending keep occurring since the financial crises of the late of 2000s. Europe’s slow recovery has been uneven, with austerity and economic uncertainty, especially in the EU’s poorer member states, such as Greece.

Corporate Information

Our principal executive offices are located at 5 Agiou Georgiou, Pilea, Thessaloniki, Greece 55438, and our telephone number is (312) 536-3102. Our website address is www.cosmoshealthinc.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

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THE OFFERING

Common stock offered:

4,874,126 Warrant Shares are being registered for resale by Selling Shareholder consisting of up to 4,874,126 shares of common stock issuable upon exercise of New Warrants issued to the Selling Shareholder.

Common stock outstanding prior to offering(1):	As of January 29, 2024, we had 16,932,561 shares issued and outstanding.

Warrant Shares:

Pursuant to the Exchange Agreement, we sold to the Selling Shareholder New Warrants to purchase an aggregate of 4,874,126 Warrant Shares. The New Warrants are exercisable for a five-year period commencing from the date the Company obtains shareholder approval for the exercise of the New Warrants, have an exercise price of $1.45 per share of common stock. The New Warrants were not registered under the Securities Act and were sold pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Warrant Shares are being offered pursuant to this prospectus.

Capital stock:

We are a Nevada corporation and our affairs are governed by our Amended and Restated Articles of Incorporation and the Nevada Revised Statutes. Our authorized share capital is 400,000,000 shares consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

For more information about our common stock, you should carefully read the section in the accompanying base prospectus entitled “Description of Securities.”

Use of proceeds:

We may receive gross proceeds of up to $7,067,483 from the full exercise of the New Warrants issued pursuant to the Exchange Agreement. We intend to use the net proceeds, if any, from this Offering of Warrant Shares with this prospectus for working capital and general corporate purposes. See “Use of Proceeds” on page S-10 of this prospectus.

Risk factors:

Investing in our common stock involves significant risks.  See “Risk Factors” beginning on page S-8 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Capital Market trading symbol:

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “COSM.” We do not intend to apply for a listing of the Warrants on any national securities exchange or other nationally recognized trading system.

(1) Except as otherwise indicated herein, the information above and elsewhere in this prospectus regarding outstanding shares of Common Stock is based on 16,932,561 shares issued and outstanding as of January 29, 2024 and excludes:

•	506,000 shares of Common Stock issuable upon the exercise of Series A Warrants and 885,333 shares issuable upon exercise of Series B Warrants, each exercisable at $3.00 per share;

•	212,383 shares of Common Stock issuable upon exercise of Exchange Warrants issued in October 2022 having an exercise price of $3.00 per share;

•	13,333 pre-funded warrants issued in October 2022;

•

1,784,840 shares of Common Stock issuable upon exercise of Warrants issued in December 2022 having an exercise price of $11.00 per share and 260,870 shares of Common Stock issuable upon exercise of Warrants issued in December 2022 having an exercise price of $2.75 (as adjusted) per share;

•	20,162 shares of Common Stock issuable upon exercise of Warrants issued in July 2023 having an exercise price of $2.75 (as adjusted) per share

•	4,429 miscellaneous warrants exercisable at prices ranging from $3.00 to $11.00 per share; and

•	up to 2,500,000 shares of Common Stock issuable upon our 2023 Omnibus Equity Incentive Plan.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2022 under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

Risks Associated with Our Business

Risks associated with our business include:

•	We have a history of significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future, and our future profitability is uncertain.

•

Our revenues are concentrated in the distribution and sale of branded and generic pharmaceuticals, nutraceuticals, OTC medications and medical devices. When these markets experience a downturn, demand for our products and revenues may be adversely affected.

•

We are subject to various regulations and compliance requirements under both the European Union, the European Medicines Agency (the “EMA”), the Hellenic Ministry of Health and other related regulatory agencies.

•	We face significant competition, including competition from larger and better funded pharmaceutical enterprises.

•	Taxation and transfer pricing could adversely affect our results of operations and financial condition.

•	Currency exchange rate fluctuations could adversely affect our results of operations and financial condition.

•	Cybersecurity risks and the failure to maintain the integrity of data could expose us to data loss, litigation and liabilities.

•

We are exposed to potential product liability or similar claims, and insurance against these claims may not be available to us at a reasonable rate in the future. Additionally, discovery of safety issues with our products could create product liability and could cause additional regulatory scrutiny and requirements for additional labeling, withdrawal of products from the market, and the imposition of fines or criminal penalties.

•	We may be unable to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

•	If you purchase our securities in this Offering, you may incur dilution.

•

Risks associated with doing business internationally, as well as international economic conditions, the global COVID-19 pandemic, other market disruptions, supply-chain disruptions, geopolitical conflicts, including the war in Ukraine and other acts of war, macroeconomic events, and inflation could negatively impact our business and operations.

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Risks relating to this Offering

The Company has broad discretion in the use of proceeds.

We will have broad discretion in the use of the net proceeds from this Offering and may not use them effectively. As of January 29, 2024, Grigorios Siokas, our Chief Executive Officer, owned approximately 7.8% of our outstanding shares of common stock and 13.9% beneficially owned upon conversion of his derivative securities, which may give him the ability to control matters submitted to our stockholders for approval. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors or assets that we may opportunistically identify and seek to license or acquire or any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. Because the number and variability of factors that will determine our use of the proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. See “Use of Proceeds.”

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share of common stock in this Offering. We may sell shares of common stock or other securities in any other offering at a price per share of common stock that is less than the price per share of common stock paid by investors in this Offering, and investors purchasing shares of common stock or other securities in the future could have rights superior to existing shareholders. The price per share of common stock at which we sell additional shares of common stock or securities convertible or exchangeable into shares of common stock, in future transactions may be higher or lower than the price per share of common stock paid by investors in this Offering.

Our stock price may be volatile.

The market price of our Common Stock has been and may continue to be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	our ability to execute our business plan and complete prospective acquisitions;
•	changes in the nutraceutical & pharmaceutical industries;
•	competitive pricing pressures;
•	our ability to obtain additional capital financing;
•	additions or departures of key personnel;
•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Stock;
•	sales of our Common Stock by existing shareholders, noteholders and warrant holders;
•	operating results that fall below expectations;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results;
•	our inability to acquire pending acquisitions;
•	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;
•

changes in financial estimates or ratings by any securities analysts who follow our Common Stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our Common Stock; and

•	the development and sustainability of an active trading market for our Common Stock.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

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Our shares of Common Stock are thinly traded, and the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of Common Stock either now or in the future.

Our shares of Common Stock are thinly traded, our Common Stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps to increase awareness of our business. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our Common Stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of Common Stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

Offers or availability for sale of a substantial number of shares of our Common Stock upon the expiration of any statutory holding period under Rule 144, could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

No Prior Public Market for Warrants.

Prior to this Offering, there has been no public market for the Company’s Warrants. There is no assurance that such a market will develop or, if it does, that it will be sustained. We do not intend to apply for a listing of the Warrants on any national securities exchange or other nationally recognized trading system.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Warrant Shares by the Selling Shareholder. However, we may receive proceeds of up to $7,067,483 from the exercise of New Warrants, if exercised in full for cash. We currently intend to use the net proceeds from this Offering for working capital and general corporate purposes, which may include operating expenses, resale, development, capital expenditures and funding for pending or future acquisitions.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this Offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this Offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this Offering. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is presently listed on the Nasdaq Capital Market under the symbol “COSM”. On February 7, 2024, the last reported sale price of our common stock was $0.81.

As of January 29, 2024, we had 16,932,561 shares outstanding for common stock. We had approximately 516 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

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DIVIDEND POLICY

We have not declared or paid cash dividends on our capital stock to date and do not anticipate or contemplate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our accumulated deficit currently limits our ability to pay cash dividends.

WARRANT EXCHANGE AGREEMENT

On December 28, 2023, the Company and Selling Shareholder entered into a Warrant Exchange Agreement (the “Exchange Agreement”) pursuant to which up to 4,874,126 shares of Common Stock, $0.001 par value, issuable upon exercise of warrants to purchase shares of Common Stock, were sold to the Selling Shareholder.  The Selling Shareholder held warrants to purchase shares of Common Stock, 1,915,323 warrants issued on July 21, 2023, and 521,740 warrants issued on December 21, 2022 (collectively, the “Existing Warrants”). Pursuant to the Exchange Agreement, the Selling Shareholder received new warrants (the “New Warrants”) to purchase up to an aggregate 4,874,126 shares of Common Stock, par value $0.001 per share (the “New Warrant Shares”), equal to 200% of Warrant Shares issuable pursuant to the exercise of the Existing Warrants, in consideration for exercising for cash any and all such Existing Warrants.

The New Warrants are fully exercisable at $1.45 per share for a five-year period commencing from the date the Company obtains shareholder approval for the exercise of the New Warrants. The Existing Warrants were exercisable at $2.75 per share.

The New Warrants and Warrant Shares issuable upon the exercise of the Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. Accordingly, the Selling Shareholder may only sell Warrant Shares issued upon exercise of the New Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those Warrant Shares such as this prospectus included in a registration statement on Form S-3.

In connection with the warrant exchange, A.G.P. / Alliance Global Partners (“AGP”) has acted as financial advisor.

The Exchange Agreement contained customary representations and warranties and agreements of the Company and the Selling Shareholder and customary indemnification rights and obligations of the parties. Pursuant to the Exchange Agreement, the Company agreed to certain restrictions on the issuance and sale of its shares of Common Stock during a sixty (60) day period following the closing of the Offering, and hundred eighty (180) days period in connection with Variable Rate Transactions (as defined in the Exchange Agreement).

The Selling Shareholder, as holder of the New Warrants (together with its affiliates), will not be able to exercise any portion of the New Warrants to the extent that it would own more than 4.99% (or, at the Selling Shareholder’s option upon issuance, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise. However, upon prior notice to the Company, the Selling Shareholder, as holder with a 4.99% ownership blocker, may increase or decrease the amount of ownership of outstanding shares of Common Stock after exercising the New Warrants up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrant, provided that any increase shall not be effective until sixty-one (61) days following notice to us.

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DESCRIPTION OF WARRANT SHARES

Authorized and Outstanding Capital Stock

The following description sets forth certain general terms and provisions of the shares of Common Stock and shares of preferred stock.

We have 400,000,000 shares of capital stock, par value $0.001 per share, authorized of which 300,000,000 are shares of Common Stock and 100,000,000 are shares of “blank check” preferred stock.

As of January 29, 2024, we had 16,932,561 shares of our common stock issued and outstanding, held by 516 stockholders of record. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of various broker-dealers and registered clearing agencies.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive dividends ratably, if any, are declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

New Warrants

The New Warrants issued under the Exchange Agreement were issued in certificated form. The following description is subject to the detailed provisions of the form of certificate for the New Warrants (the “Warrant Certificate”). Reference should be made to the Warrant Certificate for the full text of attributes of the Warrants.

The Warrants are exercisable commencing from the date the Company obtains shareholder approval for the exercise of the New Warrants. Each whole New Warrant will entitle the Selling Shareholder to acquire, subject to adjustment as summarized below, one Warrant Share at an exercise price of $1.45 per Warrant Share on or prior to 5:00 p.m. (New York time) on the five (5) year anniversary date of shareholder approval, after which time the New Warrant will be void and of no value.

The Warrants will be exercisable, at the option of the Selling Shareholder, in whole or in part, by delivering to the Company a duly executed notice of exercise, thereby canceling all or a portion of the Selling Shareholder’s New Warrants.

The Selling Shareholder will not have the right to exercise any portion of its New Warrants if it, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise; provided, however, that upon notice to the Company, the Selling Shareholder may increase or decrease such beneficial ownership limitation, provided that in no event shall such beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 60 days following notice of such increase from the holder to us.

The New Warrants may be exercised on a “net” or “cashless” basis to the extent that the Company does not have an effective registration statement registering (or the related prospectus is not available for) the Warrant Shares issuable upon exercise of the New Warrants. We have agreed to use our reasonable best efforts to maintain an effective registration statement and prospectus available for use relating to Warrant Shares issuable upon exercise of the New Warrants until the expiration of the New Warrants.

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The Warrant Certificate will provide that the number of underlying Warrant Shares and exercise price of the New Warrants will be subject to adjustment in the event of certain share dividends or distributions or of a subdivision or consolidation of the common shares or similar events.

The Warrant Certificate will also provide that, during the period in which the New Warrants are exercisable, it will give notice to holders of New Warrants of certain stated events, at least 5 days prior to the record date or effective date, as the case may be, of such events.

In connection with a Fundamental Transaction, as defined in the Exchange Agreement, the Selling Shareholder as holder of the New Warrants will have the right to receive, upon exercise, the same consideration as holders of common shares that would be issuable upon exercise of the New Warrants immediately prior to such Fundamental Transaction, in addition to any additional consideration receivable by holders of common shares in connection with such Fundamental Transaction. The Selling Shareholder as holder of the New Warrants will also have the option, within 30 days of the closing of a Fundamental Transaction, to require the Company (or its successor) to repurchase its New Warrants in cash or, if the Fundamental Transaction is not in the Company’s control, in the consideration received by other holders of common shares in respect of such Fundamental Transaction, at a value determined by using the Black-Scholes option pricing model.

There is currently no market through which the New Warrants may be sold, and the Selling Shareholder may not be able to resell the New Warrants purchased in the Exchange Agreement. No fractional Warrant Shares will be issuable upon the exercise of any New Warrants. The Selling Shareholder as holder of the New Warrants will not have any voting or pre-emptive rights or any other rights which a holder of common shares would have, except as set forth in the New Warrants.

Listing

The Company’s Common Stock is listed on the Nasdaq Capital Market under the symbol “COSM.”

Transfer Agent

Our transfer agent for our Common Stock is Globex Transfer, LLC, located at 780 Deltona Blvd., Suite 202, Deltona, Florida, 32725.

SELLING SHAREHOLDER

The Warrant Shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder, upon exercise of the New Warrants. For additional information regarding the issuances of the New Warrants and Warrants Shares, see “Description of the Warrant Shares” above. We are registering the Warrant Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the ownership of shares of Common Stock and the New Warrants, the Selling Shareholder have not had any material relationship with us within the past three years, except as a shareholder or warrant holder.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Shareholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Shareholder, based on its ownership of shares of Common Stock and New Warrants, as of the date of this prospectus, assuming exercise of the New Warrants held by the Selling Shareholder on that date, without regard to any limitations on exercises.  The third column lists the Warrant Shares being offered by this prospectus by the Selling Shareholder.

In accordance with the terms of the Exchange Agreement with the Selling Shareholder, this prospectus generally covers the resale of the maximum number of Warrant Shares issuable upon exercise of the New Warrants, determined as if the outstanding New Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the New Warrants. The fourth column assumes the sale of all of the Warrant Shares offered by the Selling Shareholder pursuant to this prospectus.

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Under the terms of the New Warrants, the Selling Shareholder may not exercise the New Warrants to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of Warrant Shares (“Beneficial Ownership Limitation”) which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination Warrant Shares issuable upon exercise of the New Warrants which have not been exercised. The number of shares of Common Stock in the second and fourth columns do not reflect this limitation. The Selling Shareholder may sell all, some or none of its Warrant Shares in this Offering. See “Plan of Distribution.”

Names of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering
Armistice Capital LLC (1)	2,096,000	4,874,126	(2)	2,096,000

(1)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Island exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.   The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)

Consists of 4,874,126 shares of common stock issuable upon exercise of the “New Warrants” issued on December 29, 2023, pursuant to a Warrant Exchange Agreement dated December 28, 2023.  These New Warrants are not currently exercisable. They are exercisable at $1.45 per share for a five-year period from the date the Company obtains shareholder approval for their exercise.  The New Warrants are subject to a Beneficial Ownership Limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the New Warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the Beneficial Ownership Limitation.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

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The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SHARES ELIGIBLE FOR FUTURE SALE

As of January 29, 2024, we had 16,932,561 shares of Common Stock outstanding. Of this amount, 2,414,177 shares of Common Stock held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. As of the date of this prospectus, all of such shares are currently eligible for sale, subject to the limitations of Rule 144.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our share capital that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our share capital by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our share capital acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months;

•	and the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Our affiliates who have beneficially owned shares of our share capital for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our authorized share capital then outstanding, which will equal approximately 169,326 shares of Common Stock as of the date of this prospectus; or

•	the average weekly trading volume in our shares of common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

SEC POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

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LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, is acting as counsel for the Company in connection with the Offering.

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s annual report on Form 10-K for the year ended December 31, 2022 have been audited by Armanino LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION.  THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE, IS NOT PERMITTED.  THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

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4,874,126 Common Stock

COSMOS HEALTH INC.

PROSPECTUS

February 8, 2024

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